Exhibit 99.1

10B5-1 Purchase Plan

Purchase Plan, dated March 16, 2020 (the “Purchase Plan”), between Fundamental Global Investors, LLC, on behalf of the funds managed by it (“Client”), and Northern Trust Securities, Inc. (“Northern”).

RECITALS

WHEREAS, Client desires to establish this Purchase Plan to purchase common shares (the “Stock”) of BK Technologies Corporation, a Nevada corporation (NYSE American: BKTI) (the “Issuer”);

WHEREAS, Client desires to purchase a total of up to 1,000,000 shares of Stock (the “Total Plan Shares”); and

WHEREAS, Client desires to engage Northern to effect purchases of shares of Stock in accordance with the Purchase Plan;

NOW, THEREFORE, Client and Northern hereby agree as follows:

A.       IMPLEMENTATION OF THE PURCHASE PLAN

1.        Purchases may be made in the open market or through privately negotiated transactions. Northern shall comply with the applicable requirements of Rule 10b-18 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in connection with purchases of Stock in the open market pursuant to this Purchase Plan; and

2.        Purchases shall be made in accordance with the trading parameters laid out in Schedule A – Trading Parameters, of this Purchase Plan.

3.       Northern will charge its reasonable and customary commissions of $.005 per share, for the purchase of Stock under this Purchase Plan.

4.       This Purchase Plan shall become effective on April 2, 2020 (“Effective Date”), and shall terminate on the earlier of (i) the purchase of the Total Plan Shares, (ii) the public announcement of a tender or exchange offer for the Stock or of a merger, acquisition, recapitalization or other similar business combination or transaction as a result of which Stock would be exchanged for or converted into cash, securities or other property, or (iii) April 2, 2021.

5.       Client acknowledges and agrees that Client does not have authority, influence or control over any purchases of Stock effected by Northern pursuant to this Purchase Plan, and will not attempt to exercise any authority, influence or control over such purchases. Northern agrees not to seek advice from Client with respect to the manner in which it effects purchases under this Purchase Plan. Client understands that Northern shall have no discretion as to the timing of the purchases of Stock.

6.       Client will be notified of all transactions pursuant to customary trade confirmations that are provided in the normal course of business.

7.       Client understands that Northern may not be able to effect a purchase due to a market disruption or a legal, regulatory or contractual restriction applicable to Northern. If any purchase cannot be executed as required by Paragraph A.1. due to a market disruption, a legal, regulatory or contractual restriction applicable to Northern or any other such event, Northern shall effect such purchase as promptly as practical after the cessation or termination of such market disruption, applicable restriction or other event.

8.       It is the intent of the parties that this Purchase Plan comply with the requirements of Rule 10b5-1(c)(1) and Rule 10b-18 under the Exchange Act, and this Purchase Plan shall be interpreted to comply with the requirements of Rule 10b5-1(c) and Rule 10b-18.

B.       REPRESENTATIONS AND AGREEMENTS OF CLIENT

1.       Client represents and warrants that as of the time of execution of this Purchase Plan, Client: (a) is not aware of material, nonpublic information with respect to the Issuer or any securities of the Issuer (including the Stock) and, (b) is entering into this Purchase Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act or other applicable securities laws.

2.       Client agrees to make all filings, if any, required under and monitor Client’s compliance with Sections 13(d), 13(g) and 16 of the Exchange Act.

3       Client understands that this Plan in no way alters Client’s obligations and responsibilities under Section 16, including those prohibitions against short swing profits.

5.       Client acknowledges and agrees that Northern has not provided Client with any tax, accounting or legal advice. Client understands that he should seek the advice of counsel regarding this Purchase Plan and the various securities and tax law issues related thereto.

6.       Client agrees to notify Northern immediately in the event of trading restrictions being imposed as the result of any lock up event restricting purchases, such as a stock offering, tender offer or acquisition transaction.

7.       Client represents and warrants that Client is able to purchase shares of Stock, as contemplated by this Purchase Plan, in accordance with the Issuer’s insider trading policies and Client has obtained the acknowledgement of the Issuer to enter into this Purchase Plan.

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C.       INDEMNIFICATION AND LIMITATION ON LIABILITY

1.       Client agrees to indemnify and hold harmless Northern and its directors, officers, employees and affiliates from and against all claims, losses, damages and liabilities (including without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) arising out of or attributable to Northern’s actions taken or not taken in compliance with this Purchase Plan or arising out of or attributable to any breach by Client of this Purchase Plan (including Client’s representations and warranties hereunder) or any violation by Client of applicable laws or regulations. Client will not be liable under the foregoing sentence to the extent that any claim, loss, damage or liability is found in a final judgement by a court to have resulted from the bad faith, gross negligence or willful misconduct of Northern or its directors, officers, employees or affiliates or Northern’s breach of this Purchase Agreement. This indemnification shall survive termination of this Purchase Plan.

2.       Notwithstanding any other provision hereof, Northern shall not be liable to Client for: (a) special, indirect, punitive, exemplary or consequential damages, or incidental losses or damages of any kind, even if advised of the possibility of such losses or damages or if such losses or damages could have been reasonably foreseen; or (b) any failure to perform or to cease performance or any delay in performance that results from a cause or circumstance that is beyond its reasonable control, including but not limited to failure of electronic or mechanical equipment, strikes, failure of common carrier or utility systems, severe weather, market disruptions or other causes commonly known as “acts of God”.

D.        GENERAL

1.       This Purchase Plan shall be governed by and construed in accordance with the laws of the State of Delaware without reference to choice of law principles and may be modified or amended only by a writing signed by the parties hereto and acknowledged by the Issuer.

2.       This Purchase Plan shall be subject to all terms and conditions governing Client’s Account, including the Northern Account Agreement.

3.       Notwithstanding anything to the contrary herein, Client and/or Issuer may notify Northern to terminate this Purchase Plan. Client may also notify Northern to modify purchases under this Purchase Plan; provided, however, that such modification shall not be effective until 30 days after the notification thereof. Any such modification or termination shall be made in good faith and not as a part of a plan or scheme to evade the prohibitions of Rule l0b5-1 or other applicable securities laws. Client agrees that he will not modify this Purchase Plan at any time that Client is aware of any material non-public information about the Issuer and/or the Stock.

4.       In the event of a stock split or reverse stock split, the Total Plan Shares and, if applicable, the quantity and price at which shares of the Stock are to be purchased will automatically be adjusted proportionately. In the event of a stock dividend or spin-off, the Total Plan Shares and, if applicable, the quantity and price at which shares of the Stock are to be purchased will be adjusted as instructed by Client. In the event of a reincorporation or other corporate reorganization resulting in an automatic share-for-share exchange of new shares for the Stock subject to the Plan, then the new shares will automatically replace the Stock originally specified in the Plan.

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5.       All notices to Northern under this Purchase Plan shall be given to Northern’s office by facsimile at (312) 444-5478, by certified mail at Northern Trust Securities, Inc., 50 S. LaSalle Street, B-12, Chicago, Illinois 60603; Attention: Leonor Gil, or by e-mail at the e-mail address set forth in Schedule B to this Purchase Agreement. Upon termination or suspension of this Purchase Plan, Northern will send notice to Client and Issuer to the address provided in Schedule B to this Purchase Agreement.

6.       Client’s rights and obligations under this Purchase Plan may not be assigned or delegated without the written permission of Northern.

7.       This Purchase Plan shall not be effective until executed by Client and Northern, and acknowledged by Issuer. This Purchase Plan may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto were upon the same instrument.

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IN WITNESS THREOF, the undersigned have executed this Purchase Plan as of the date first set forth above.

FUNDAMENTAL GLOBAL INVESTORS, LLC

By:	/s/ D. Kyle Cerminara
Name: D. Kyle Cerminara
Title: Chief Executive Officer, Partner and Manager

NORTHERN TRUST SECURITIES, INC.

By:	/s/ Grant Johnsey
Name: Grant Johnsey
Title: Senior Vice President

Acknowledged by:

BK TECHNOLOGIES CORPORATION

By:	/s/ William P. Kelly
Name: William P. Kelly
Title: Chief Financial Officer

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